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                                AMENDMENT TO FUND
                             PARTICIPATION AGREEMENT
                                      AMONG
                   FIRST AMERICAN INSURANCE PORTFOLIOS, INC.,
                      U.S. BANCORP ASSET MANAGEMENT, INC.,
                                       and
                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY

          For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the April 25, 2001 Fund Participation Agreement among First American Insurance Portfolios, Inc., U.S. Bancorp Asset Management, Inc. ("USBAM") and Jefferson National Life Insurance Company (formerly known as Conseco Variable Insurance Company) (the "Insurance Company") as follows:

          1. All references to "Conseco Variable Insurance Company" are hereby changed to "Jefferson National Life Insurance Company", effective May 1, 2003. This change reflects the change in the Company's name from Conseco Variable Insurance Company to Jefferson National Life Insurance Company.

          2. Schedule A thereto is hereby modified by changing the names of the existing asset sub-accounts from "Conseco Variable Annuity Accounts C, E, F, G, H, I" and "Conseco Variable Account L" to "Jefferson National Life Annuity Accounts C, E, F, G, H, I" and "Jefferson National Life Account L" to that schedule, which shall read as follows:

                                   SCHEDULE A

                         SEPARATE ACCOUNTS AND CONTRACTS

                        - Jefferson National Life Annuity Account C
                        - Jefferson National Life Annuity Account E
                        - Jefferson National Life Annuity Account F
                        - Jefferson National Life Annuity Account G
                        - Jefferson National Life Annuity Account H
                        - Jefferson National Life Annuity Account I
                        -Jefferson National Life Account L

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          3.   If USBAM provides the Insurance Company with materially incorrect share net asset value information, the Separate Account(s) shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Insurance Company. Furthermore, USBAM shall be liable for the reasonable administrative costs incurred by the Insurance Company in relation to the correction of any material error, provided such error is attributable to USBAM. Administrative costs shall include reasonable allocation of staff time, costs of outside service providers, printing and postage. Non-material errors will be corrected in the next Business Day's net asset value per share.

          4. All other terms of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date, July _________ 2003.


                                 FIRST AMERICAN INSURANCE PORTFOLIOS, INC.


                                 By: /s/ Jeffery M. Wilson
                                     ---------------------
                                 Name: /s/ Jeffery M. Wilson
                                 Title: Vice President


                                 U.S. BANCORP ASSET MANAGEMENT, INC.


                                 By: /s/ Jeffery M. Wilson
                                 Name: /s/ Jeffery M. Wilson
                                 Title: Senior Vice President

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                            JEFFERSON NATIONAL LIFE INSURANCE COMPANY


                                 By: /s/ Craig A. Hawley
                                     -------------------
                                 Name: Craig A. Hawley
                                 Title: General Counsel